U.S. SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C. 20549

                                  FORM 12b-25

                          NOTIFICATION OF LATE FILING



 X Form 10-KSB      Form 11-K      Form 20-F       Form 10-QSB      Form N-SAR

For  Period  Ended:                            June  30,  1998
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Transition  Report  on  Form 10-K               Transition Report on Form 10-Q
Transition  Report  on  Form 20-F               Transition Report on Form 11-K
Transition  Report  on  N-SAR

For  the  Transition  Period  Ended:
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     Nothing  in this form shall be construed to imply that the Commission has verified  any  information  contained  herein.

     If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


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Part  I  --  Registrant  Information
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Full Name of Registrant                     Mediware Information Systems, Inc.
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Former  Name  if  Applicable:
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1121  Old  Walt  Whitman  Road
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Address  of  Principal  Executive  Office  (Street  and  Number)

Melville,  New  York  11747-3005
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(City,  State  and  Zip  Code)


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PART  II  --  Rules  12b  25(b)  and  (c)
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If  the  subject  report  could  not  be  filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

(b) The subject annual report, semi-annual report, transition report on Form 10-KSB, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

(c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

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Part  III  -  Narrative
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State  below  in  reasonable  detail the reasons why 10-KSB, 20-F, 11-K, 10-Q,
N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

The Registrant is unable to file its Annual Report on Form 10-KSB for the year ended June 30, 1998 for the following reasons: The Registrant's financial statements for the fiscal year ended June 30, 1998 have not been completed due to the August, 1998 completion of an acquisition along with the fact that the accounting department moved from Overland Park, Kansas to Lenexa, Kansas in July, 1998.

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PART  IV  --  Other  Information
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     (1)  Name  and  telephone  number  of  person  to  contact  in  regard to notification

      Les  Dace                            913                        307-1000
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     (Name)                            (Area Code)          (Telephone Number)

 (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is
no,  identify  report(s).                                             X Yes No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion
thereof?                                                  Yes    X  No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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     Mediware  Information  Systems,  Inc.
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    (Name  of  Registrant  as  specified  in  charter)

     has  caused  this  notification  to  be  signed  on  its  behalf  by  the
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undersigned  thereunto  duly  authorized.
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Date:  September  28,  1998                        By ---/s/------------------
                                                       George  Barry,  CFO